Exhibit 99.1

Cyngn Inc. Announces $9.65 Million Registered Direct Offering, Priced at the Market Under Nasdaq Rules

MOUNTAIN VIEW, CALIF., MARCH 16, 2026 Cyngn Inc. (NASDAQ: CYN) today announced that it has entered into definitive agreements in a registered direct offering with for the purchase and sale of approximately $9.65 million of shares of Common Stock and pre-funded warrants at a price of $1.93 per share of Common Stock. A single institutional investor acquired greater than ninety percent of the offering, with a high-net-worth individual purchasing the remaining percent. The entire transaction has been priced at the market under Nasdaq rules.

The offering consisted of the sale of 5,000,000 shares of Common Stock (or Pre-Funded Warrants). The public offering price per share of Common Stock is $1.93 (or $1.92999 for each Pre-Funded Warrant, which is equal to the public offering price per share of Common Stock to be sold in the offering minus an exercise price of $0.00001 per Pre-Funded Warrant). The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit sold in the offering, the number of shares of Common Stock in the offering will be decreased on a one-for-one basis.

Aggregate gross proceeds to the Company are expected to be approximately $9.65 million. The transaction is expected to close on or about March 17, 2026, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering for general corporate purposes and working capital. Following completion of the offering, the Company will have 16,896,4932 shares of Common Stock issued and outstanding, assuming the exercise of all Pre-funded Warrants issued in the offering.

Aegis Capital Corp. is acting as exclusive placement agent for the offering. Kaufman & Canoles, P.C. is acting as counsel to the Company. Greenberg Traurig, P.A. is acting as counsel to Aegis Capital Corp.

The registered direct offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-290079) previously filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on September 18, 2025. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at +1 (212) 813-1010.

Interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cyngn

Cyngn develops and deploys autonomous vehicle technology for industrial organizations like manufacturers and logistics companies. The Company addresses significant challenges facing industrial organizations today, such as labor shortages and costly safety incidents.

Cyngn’s DriveMod technology empowers customers to seamlessly bring self-driving technology to their operations without high upfront costs or infrastructure installations. DriveMod is currently available on Motrec MT-160 Tuggers and BYD Forklifts.

The DriveMod Tugger hauls up to 12,000 lbs, travels inside and out, and targets a typical payback period of less than 2 years. The DriveMod Forklift lifts heavy loads that use non-standard pallets and is currently available to select customers.

Investor Contact:

Natalie Russell, Interim CFO

investors@cyngn.com

Media Contact:

Luke Renner, Head of Marketing

media@cyngn.com

Where to Find Cyngn

●	Website: https://cyngn.com

●	X: https://x.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on November 14, 2025. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.